Exhibit 10.14

AMENDMENT TO

THE FIFTH THIRD BANCORP

NONQUALIFIED DEFERRED COMPENSATION PLAN

(as amended and restated effective as of January 1, 2013)

Pursuant to the power of amendment in Paragraph 15.1 of The Fifth Third Bancorp Nonqualified Deferred Compensation Plan (as amended and restated effective as of January 1, 2013) (the “Plan”), the Plan is hereby amended, effective as of December 31, 2014, in the following respects:

1.          Paragraph 2.5 is amended and restated to read as follows:

2.5        “Compensation” shall mean the total base earnings plus the cash portion of variable compensation (but excluding other cash incentives not characterized by an Employer as variable compensation) paid by an Employer to a Participant or which would otherwise be paid but for a deferral election hereunder. For purposes of this plan, “Compensation” shall only include the cash portion of any variable compensation amount otherwise payable in the calendar year immediately following the performance period applicable to such variable compensation (and shall exclude the portion of variable compensation that is payable in any subsequent calendar years pursuant to the terms of the Employer’s variable compensation program).

2.          A new Paragraph 2.28 is added to read as follows:

2.28       “Performance-Based Compensation” means variable compensation that is based on services performed over a period of at least twelve (12) months and that constitutes “performance-based compensation” within the meaning of Section 409A of the Code.

3.          Paragraph 4.1 (a) is amended to add the following to the end thereof:

Pursuant to administrative procedures established by the Committee, a Key Employee or a Qualified Executive may make separate deferral elections with respect to the base earnings and variable compensation portions of his Compensation.

4.          The first sentence of Paragraph 4.1(b) is replaced with the following:

The base earnings portion of a Key Employee’s or Qualified Executive’s Compensation otherwise earned and payable to the Participant during the Plan Year shall be reduced by the amount of Participant’s election under this Paragraph 4.1. The variable compensation portion of a Key Employee’s or Qualified Executive’s Compensation otherwise payable to the Participant in the year immediately following the Plan Year shall be reduced by the amount of the Participant’s election under 4.1.

5.          A new Paragraph 4.5 is added to read as follows:

4.5        Performance Based Compensation Deferral. The Committee may allow all or some Key Employees or Qualified Executives to make and/or change deferral elections with respect to variable compensation that constitutes Performance-Based Compensation on any date up to the date that is 6 months before the end of the performance period applicable to such variable compensation (or such earlier date as specified by the Committee), provided that in no event may such deferral election be made after such variable compensation has become “readily ascertainable” within the meaning of Section 409A of the Code and provided further that such election shall only apply with respect to such variable compensation or portion thereof that is paid (or would be paid but for the Participant’s deferral election) to the participant in the calendar year immediately following the applicable performance period.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be adopted this (23rd day of December, 2014.

FIFTH THIRD BANK

BY:	/s/ Teresa J. Tanner
(Name and Title)
EVP & Chief Human Resources Officer

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